UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)      January 3, 2008

KELLWOOD COMPANY

(Exact name of registrant as specified in its charter)

Delaware	000-07340	36-2472410

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Kellwood Parkway, St. Louis, Missouri	63017

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code      (314) 576-3100

Not Applicable

(Former name or former address, if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 3, 2008, Kellwood Company announced that it entered into an $80 million accelerated share repurchase (ASR) agreement with Bank of America, N.A. This transaction is consistent with the Company's previously announced long-term financial plans and intended use of proceeds from the anticipated closing of the Smart Shirts sale as set forth on November 6, 2007.

Under the ASR agreement, Kellwood will repurchase $80 million of its outstanding common stock, or approximately 18% of its outstanding shares based on Kellwood’s current stock price. The final number of shares to be repurchased under the ASR will be determined at the conclusion of the transaction, based upon the volume weighted average share price of the Company’s common shares during the term of the ASR. Bank of America, N.A. is expected to purchase Kellwood common stock in the open market in connection with the ASR program. The program is expected to take up to 9 months to complete. A copy of the ASR agreement is attached as Exhibit 10.1.

Kellwood has repurchased nearly 1.1 million shares of its common stock for approximately $19.8 million under the Company’s current repurchase authorization passed by the Board of Directors in September 2007. The Board of Directors has authorized the investment of up to $90 million of share repurchases, in order to facilitate the ASR program and other possible future repurchases and terminated the prior stock repurchase program announced in September 2007. The Company will have $10 million of stock repurchase authority after giving effect to the repurchases under the ASR program.

A copy of the Company’s press release announcing the transaction is attached as Exhibit 99.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits
Exhibit Number	Description
10.1	ASR Agreement, dated January 3, 2008, between Kellwood Company and Bank of America, N.A.
99.1	Press release, dated January 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLWOOD COMPANY

(Registrant)

DATE January 3, 2008	BY:	/s/ Thomas H. Pollihan

Thomas H. Pollihan
Executive Vice President, Secretary
and General Counsel